Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-157595) and related Prospectus for the registration by Natural Resource Partners L.P. of debt securities and common units representing limited partnership interests and by NRP (Operating) LLC of debt securities and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements of Natural Resource Partners L.P. and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., and the consolidated balance sheets of NRP (GP) LP (Exhibit 99.1), included in Natural Resource Partners L.P.’s Form 10-K/A for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
March 18, 2010